Exhibit 99.1

GLOBAL GEOSCIENCE LIMITED
ACN 098 564 606
EMPLOYEE AND CONSULTANT SHARE OPTION PLAN

The Directors are empowered to operate the Global Geoscience Limited employee and consultant share option plan (Plan) on the following terms and in accordance with the Listing Rules of ASX:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of the Plan, the following words have the following meanings:

Associated Body Corporate means:
(a)	a related body corporate (as defined in the Corporations Act) of the Company;

(b)	a body corporate which has an entitlement to not less than 20% of the voting shares of the Company; and

(c)	a body corporate in which the Company has an entitlement to not less than 20% of the voting shares.

ASX means ASX Limited.
Board means the board of directors of the Company.
Business day means those days other than a Saturday, Sunday, New Year’s Day, Australia Day, Good Friday, Easter Monday, Anzac Day, Christmas Day, Boxing Day and any other day which the ASX shall declare and publish is not a business day.
Company means Global Geoscience Limited (ACN 098 564 606)
Corporations Act means the Corporations Act 2001 (Cth), as amended from time to time.
Directors mean the directors of the Company.
Listing Rules means the official listing rules of the ASX as amended from time to time.
Option means an option to acquire a Share under the Plan.
Plan means the employee and consultant share option plan constituted by this document.
Share means a fully paid ordinary share in the Company.
Terms and Conditions means the terms and conditions of this Plan as constituted in this document, as amended from time to time.
Trigger Event means:

(a)	the despatch of a notice of meeting to consider a plan of arrangement between the Company and its creditors or members or any class thereof pursuant to section 411 of the Corporations Act;

(b)	the announcement of a takeover bid or receipt by the Company of a bidder’s statement in respect of the Company; or

(c)
the date upon which a person or a group of associated persons becomes entitled, subsequent to the date of grant of the Option, to sufficient Shares to give it or them the ability, in general meeting, to replace all or allow a majority of the Board in circumstances where such ability was not already held by a person associated with such person or group of associated persons.

1.2	Interpretation

In this Plan unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)
the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Plan) is to that document as varied, novated, ratified or replaced from time to time;

(f)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)
reference to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Plan and a reference to this Plan includes any schedule, exhibit or annexure to this Plan;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to $ or dollar is to Australian currency.

2.	ELIGIBILITY AND GRANT OF OPTIONS

2.1	Eligible Participants

Eligible participants shall be full time or part time employees or consultants of the Company or an Associated Body Corporate (Eligible Participants).

2.2	Entitlements

The formula by which the entitlements of Eligible Participants shall be determined shall be at the absolute discretion of the Directors and shall take into account skills, experience, length of service with the Company, remuneration level and such other criteria as the Directors consider appropriate in the circumstances.

2.3	Grant of Options

(a)	The Directors may in their absolute discretion, but subject to paragraph (c), grant Options for the benefit of Eligible Participants.

(b)	The Plan shall only apply to Options over fully paid ordinary shares in the Company.

(c)	Options may not be granted under this Plan, without the issue of a prospectus in accordance with Chapter 6D of the Corporations Act, if the aggregate of:

(i)	the number of Options to be granted;

(ii)	the number of Shares which would be issued if all the current Options granted under any employment incentive plan of the Company were exercised;

(iii)
the number of Shares which have been issued as a result of the exercise of Options granted under any employee incentive plan of the Company, where the Options were granted during the preceding five years; and

(iv)
all other Shares issued pursuant to any employee incentive plan of the Company during the preceding five years, but disregarding any offer made, Option acquired or Share issued by way of or as a result of:

(v)	an offer to a person situated at the time of receipt of the offer outside Australia;

(vi)
an offer that was an excluded offer or invitation within the meaning of the Corporations Act as it stood prior to the commencement of Schedule 1 of the Corporate Law Economic Reform Program Act 1999; or

(vii)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act, would exceed 5% of the then current number of Shares on issue.

3.	OPTION TERMS

3.1	Terms of Options

(a)	Options issued pursuant to the Plan will be issued free of charge.

(b)
The exercise price of the options shall be as the Directors in their absolute discretion determine, provided the exercise price shall not be less than the weighted average of the last sale price of the Company’s Shares on ASX at the close of business on each of the 5 Business Days immediately preceding the date on which the Directors resolve to grant the options.

3.2	Exercise of Options

(a)
The Options may only  be exercised  if the Company’s Shares have been quoted on ASX throughout the 12 month period immediately preceding the exercise of the Options, without suspension during that period exceeding in total 2 trading days.

(b)	Unless the Directors in their absolute discretion determine otherwise, Options may only be exercised at the following times in any given year:

(i)	between 17 June and 30 June (inclusive);

(ii)	between 17 September and 30 September (inclusive);

(iii)	between 18 December and 31 December (inclusive); and

(iv)	between 18 March and 31 March (inclusive).

(c)	The Directors may limit the total number of Options which may be exercised under the Plan in any year.

(d)	All Options with a common expiry date shall have the same exercise price, exercise dates and rights to participate in issues of securities by the Company.

(e)
An Option is exercisable by the holder lodging with the Company a notice of exercise of Option in the form set out in the Schedule or in such form as is approved by the Directors from time to time, together with a cheque for the exercise price of each Option to be exercised and the relevant Option certificate or such other evidence of ownership that the Directors may determine from time to time.  If not all of the holder’s Options are being exercised, a holder must exercise Options in multiples of 1,000.

3.3	Expiration of Options

Unless the Directors in their absolute discretion determine otherwise, Options shall lapse upon the earlier of:

(a)	the expiry of the exercise period;

(b)
the Option holder ceasing to be within the category of Eligible Participant by reason of dismissal, resignation or termination of employment, office or services for any reason, except the Directors may resolve within 30 days of such dismissal, resignation or termination, that the Options shall lapse on other terms they consider appropriate;

(c)	the expiry of 1 year after the Option holder ceases to be within the category of Eligible Participant by reason of retirement; and

(d)	a determination by the Directors that the Option holder has acted fraudulently, dishonestly or in breach of his or her obligations to the Company or an Associated Body Corporate.

3.4	Entitlement

(a)	Each Option entitles the holder to subscribe for and be allotted one Share.

(b)	Shares issued pursuant to the exercise of Options will in all respects, including bonus issues and new issues, rank equally and carry the same rights and entitlements as other Shares on issue.

3.5	Participation in future issues

(a)	Participation generally

There are no participating rights or entitlements inherent in the Options and holders will not be entitled to participate in new issues of capital offered to shareholders during the currency of the Options.

(b)	Reduction in exercise price

Subject to the Listing Rules, if during the exercise period in respect of an Option, there is a pro rata issue (except a bonus issue) to the holders of Shares, the exercise price of the Options may be reduced according to the following formula:

O’          =          the new exercise price of the Option.

O           =          the old exercise price of the Option.

E	= the number of underlying securities into which one Option is exercisable.

Note:	E is one (1) unless the number has changed because of a bonus issue.

P	= the average market price per Share (weighted by reference to volume) of the underlying securities during the 5 Business Days ending on the day before the ex rights date or ex entitlements date.

S	= the subscription price for a security under the pro rata issue.

D	= the dividend due but not yet paid on the existing underlying securities (except those to be issued under the pro rata issue).

N	= the number of securities with rights or entitlements that must be held to receive a right to one new security.

No change will be made to the number of Shares to which an Eligible Participant is entitled.

(c)	Bonus issues

In the event of a bonus issue of Shares being made pro‑rata to ordinary shareholders, (other than an issue in lieu of dividends), the number of Shares issued on exercise of each Option will include the number of bonus shares that would have been issued if the Option had been exercised prior to the record date for the bonus issue.  No adjustment will be made to the exercise price per Share of the Option.

3.6	Quotation

Options will not be quoted on ASX.  However, application will be made to ASX for official quotation of the Shares allotted pursuant to the exercise of Options if the Company’s Shares are listed on ASX at that time.

3.7	Applications

An application to be issued Options may be made by persons invited to participate in the Plan in such form and upon such terms and conditions concerning the closing date for applications as are approved by the Directors from time to time.

3.8	Reorganisation

The terms upon which Options will be granted will not prevent the Options being reorganised as required by the Listing Rules on the reorganisation of the capital of the Company.

3.9	Assignment and transfer

An Option may not be transferred or assigned except that a legal personal representative of a holder of an Option who has died or whose estate is liable to be dealt with under laws relating to mental health will be entitled to be registered as the holder of that Option after the production to the Directors of such documents or other evidence as the Directors may reasonably require to establish that entitlement.

4.	OVERRIDING RESTRICTIONS ON ISSUE AND EXERCISE

Notwithstanding the Terms and Conditions or the terms of any Option, no Option may be offered, granted or exercised and no Share may be issued under the Plan if to do so:

(a)	would contravene the Corporations Act, the Listing Rules or any other applicable law; or

(b)
would contravene the local laws or customs of an Eligible Participant’s country of residence or in the opinion of the Board would require actions to comply with those local laws or customs which are impractical.

5.	AMENDMENT OF TERMS AND CONDITIONS

5.1	Amendments

Subject to and in accordance with the Listing Rules (including any waiver granted under such Listing Rules), the Directors (without the necessity of obtaining the prior or subsequent consent of shareholders of the Company in a general meeting) may from time to time amend (including the power to revoke, add to or vary) all or any provisions of the Terms and Conditions in any respect whatsoever, by an instrument in writing, provided that rights or entitlements in respect of any Option granted before the date of amendment shall not be reduced or adversely affected unless prior written approval from the affected holder(s) is obtained.

5.2	Performance related factors

At the absolute discretion of the Directors, the terms upon which Options will be granted may incorporate performance related factors.  Such factors may reflect, inter alia, profitability levels, increases in production or decreases in production costs and may, subject to clause 3.7 above, be amended from time to time in a manner favourable to the Option holder.  However such performance related factors, if included in the Options terms of grant or so amended shall not act in any way to constitute a breach of the Terms and Conditions.

6.	TRIGGER EVENT

Notwithstanding the Terms and Conditions, upon the occurrence of a Trigger Event, the Directors may determine:

(a)
that the Options may be exercised at any time from the date of such determination, and in any number until the date determined by the Directors acting bona fide so as to permit the holder to participate in any change of control arising from a Trigger Event, provided that the Directors will forthwith advise in writing each holder of such determination.  Thereafter, the Options shall lapse to the extent they have not been exercised; or

(b)
to use their reasonable endeavours to procure that an offer is made to holders of Options on like terms (having regard to the nature and value of the Options) to the terms proposed under the Trigger Event in which case the Directors shall determine an appropriate period during which the holder may elect to accept the offer and, if the holder has not so elected at the end of that period, the Options shall immediately become exercisable and if not exercised within 10 days, shall lapse.

7.	ADMINISTRATION OF PLAN

(a)
The Directors may appoint for the proper administration and management of the Plan, such persons as it considers desirable and may delegate thereto such authorities as may be necessary or desirable for the administration and management of the Plan.

(b)
Subject to the provisions of the Terms and Conditions, the Directors may make such regulations and establish such procedures for the administration and management of the Plan as they consider appropriate.

(c)	The decision of the Directors as to the interpretation, effect or application of the Terms and Conditions will be final.

8.	RIGHTS OF ELIGIBLE PARTICIPANTS

Neither participation in the Plan by the Company or an Associated Body Corporate or any Eligible Participants or Option holders or anything contained in these Terms and Conditions shall in any way prejudice or affect the right of the Company or an Associated Body Corporate to dismiss any Eligible Participant or Option holder or to vary the terms of employment of any Eligible Participant or Option holder.  Nor shall participation or the rights or benefits of an Eligible Participant or Option holder under the Terms and Conditions be relevant to or used as grounds for granting or increasing damages in any action brought by an Eligible Participant or Option holder against the Company or an Associated Body Corporate whether in respect of any alleged wrongful dismissal or otherwise.

SCHEDULE
NOTICE OF EXERCISE OF OPTIONS

To:	The Directors
Global Geoscience Limited
Suite 203, 161 Walker Street
NORTH SYDNEY  NSW  2060

I/We_______________________________of ______________________________________ _________________________________ being registered holder(s) of the options to subscribe for ordinary shares in the Company set out on the certificate annexed to this notice, hereby exercise _________________ of the abovementioned options.  I/We enclose my/our cheque for $ ________________ in payment of the application monies due in respect of those shares calculated on the basis of $ ______________ per share.
I/ We authorise and direct the Company to register me/us as the holder(s) of the shares to be allotted to me/us and I/we agree to accept such shares subject to the provisions of the Constitution of the Company.

Dated the                            day of                             20   .

Signature of Holder(s)

Note:

1.	Each holder must sign.

2.
An application by a company must be executed under its common seal and if signing for a company as a sole director/secretary – ensure “sole director” and “sole secretary” is written beside the signature.

3.	Cheques should be made payable to Global Geoscience Limited.

4.	If you are not exercising all of your options, you must exercise options in multiples of 1000.